UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2004

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-24993	41-1913991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

130 Cheshire Lane, Minnetonka, Minnesota	55305

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Effective as of December 29, 2004, the Company, through its wholly-owned subsidiaries, entered into a consulting and development agreement and a management contract with the Kickapoo Traditional Tribe of Texas (the “Tribe”). The Company will provide consulting and development services to assist the Tribe in expanding the amenities and facilities offered by the Tribe’s existing Lucky Eagle Casino located in Eagle Pass, Texas, approximately 140 miles southwest of San Antonio. The Company will also provide management services for the Tribe’s casino resort operations subject to regulatory approval.

     For its consulting and development services, the Company will receive a one-time development fee of $2 million and a consulting fee of twelve percent of any adjusted gross revenues of the project in excess of $30 million per year for a period of seven years, subject to regulatory approval. These consulting and development fees will be earned but not paid to the Company during the first twelve months of the agreement. If the NIGC approves the management contract between the Company and the Tribe as described below within the first twelve months, the Company will waive the consulting and development fees and will only be compensated under the management contract.

     The Company has agreed to make advances in the form of a development loan to the Tribe, subject to a project budget to be agreed upon by the Company and the Tribe and certain other conditions. The development loan will be for preliminary development costs under the project budget, including up to $1 million for the purchase or option of new land. The Company has also agreed to use reasonable efforts to assist the Tribe in obtaining permanent financing for any projects developed under the agreement.

     The management contract is subject to the approval of the National Indian Gaming Commission. The Company will be entitled to receive management fees of approximately thirty percent of total net profits in excess of $12 million for each twelve-month period. The contract term is seven years from the first day that the Company is able to commence management of the gaming operations under all legal and regulatory requirements (the “Commencement Date”), provided that the Tribe has the right to buy out the remaining term after the project has been in continuous operation for forty-eight months for an amount based on the present value of future management fees. Subject to certain conditions, the Company agrees to make advances for the project’s working capital requirements, if needed, during the first six months after the Commencement Date. The advances are to be repaid through an operating note payable from revenues generated by future operations bearing interest at two percent over the prime rate. The Company also agrees to fund any shortfall in certain minimum monthly payments to the Tribe from the project by means of non-interest bearing advances made pursuant to the same operating note.

Item 7.01. Regulation FD Disclosure.

     On January 3, 2005, Lakes Entertainment, Inc. issued a press release. A copy of the press release is being furnished to the Securities and Exchange Commission and is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

     (a) Not Applicable

     (b) Not Applicable

     (c) Exhibits

     99.1 Lakes Entertainment, Inc. Press Release dated January 3, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)
Date: January 5, 2005	By:	/s/ Timothy J. Cope
	Name:	Timothy J. Cope
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 3, 2005.